                                                                    Exhibit 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and "Selected Financial Data" and to the use of our report dated December 3, 1997, except for paragraph 3 of Note 6 and paragraph 10 of Note 10, as to which the date is January 2, 1998, Note 15, as to which the date is December 10, 1998, and paragraph 13 of Note 10 as to which the date is February 8, 1999, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-58819) and related Prospectus of Intracel Corporation for the registration of shares of its common stock.


                                                 ERNST & YOUNG LLP
Seattle, Washington
February 8, 1999